Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Completes Acquisition of Inmarsat’s Energy Broadband Business

HOUSTON, TEXAS – February 3, 2014 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of managed remote communications solutions to the oil and gas industry, today announced that it has completed a strategic transaction with Inmarsat plc (LSE: ISAT.L), the leading provider of global mobile satellite services (MSS), involving the sale of substantially all of Inmarsat’s Energy Broadband business to RigNet and the appointment of RigNet as a Value Added Reseller of Inmarsat’s Global Xpress® (GX) service and as a Distribution Partner for Inmarsat’s L-band services to the energy sector worldwide.

RigNet has acquired Inmarsat’s Energy Broadband business for $25.0 million in cash. Under the terms of the deal, Inmarsat sold to RigNet substantially all of its energy broadband assets, which include: microwave and WiMAX networks in the U.S. Gulf of Mexico and the North Sea serving drillers, producers and energy vessel owners; VSAT interests in the United Kingdom, U.S. and Canada; an M2M SCADA VSAT network in the continental U.S. serving the pipeline industry; a telecommunications systems integration business operating worldwide; and a global L-band MSS retail energy business. The energy business includes assets, employees, contracts and working capital. Inmarsat’s energy interests in Russia have been excluded from the transaction.

In addition, RigNet has agreed to become a Value Added Reseller of Inmarsat’s GX satellite communications network services and also a distribution partner for its L-band services to the energy sector. RigNet has agreed, under certain conditions, to a significant purchase of capacity from the high-throughput GX network during the five years after it becomes operational.

The business being acquired had estimated revenues of $68.0 million in 2012, and is expected to have an annual growth rate of 5% through 2014. The Company expects the acquired business to contribute EBITDA of $5.0 million, before synergies, for the period February 1, 2014 through December 31, 2014 and achieve an EBITDA contribution margin range of 8-10% on a run-rate basis within the first year of closing. As RigNet integrates the operations, it anticipates that it will incur $2-3 million of integration expenses through 2014. Based upon past history, annual capital expenditures for success-based opportunities and maintenance have averaged $4-5 million for the acquired business. RigNet expects that it will make additional capital investments of $4 million in 2014 to continue the network upgrade projects in the acquired business that are currently underway. RigNet has financed the transaction through its existing credit facility.

About Inmarsat

Inmarsat plc is the leading provider of global mobile satellite communications services. Since 1979, Inmarsat has been providing reliable voice and high-speed data communications to governments, enterprises and other organizations, with a range of services that can be used on land, at sea or in the air. Inmarsat employs around 1,600 staff in more than 60 locations around the world, with a presence in the major ports and centres of commerce on every continent. Inmarsat is listed on the London Stock Exchange (LSE:ISAT.L). For more information, please visit www.inmarsat.com.

About RigNet

RigNet Inc. (NASDAQ:RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on serving offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.Rig.Net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The information regarding the past financial performance of the Inmarsat Energy Broadband business and RigNet’s expectations regarding the future performance of that business is based upon unaudited pro forma financial information provided by Inmarsat regarding its Energy Broadband business. This business has not been operated as a separate stand-alone subsidiary of Inmarsat and does not have its own financials. Such financial information does not necessarily reflect what the business’ financial results would have been on a stand-alone basis or what those results may be in the future as part of RigNet. RigNet’s expectations regarding the future performance of this business is subject to all of the usual risks associated with an acquisition of this type, including RigNet’s ability to successfully integrate this new business into its own, the risk that the GX technology is not adopted by the market, as well as the risks associated with this business and the industry in general. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact for RigNet
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer	investor.relations@rig.net

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net